Cohen McCurdy
Certified Public Accountants

Cohen McCurdy, Ltd.
826 Westpoint Pkwy., Suite 1250
Westlake, OH 44145-1594

www.cohenmccurdy.com

440.835.8500
440.835.1093 *fax*

Consent of Independent Registered Public Accounting Firm

As the independent registered public accounting firm, we hereby consent to the use of our report incorporated by reference herein dated November 14, 2005 on the financial statements of the Frontier MicroCap Fund, a series of Frontier Funds, Inc., as of September 30, 2005 and for the periods indicated therein and to the references to our firm in the Prospectus and the Statement of Additional Information in this Post-Effective Amendment to the Frontier MicroCap Fund Registration Statement on Form N-1A (File No. 33-43616 and 811-6449).

Cohen McCurdy

Cohen McCurdy, Ltd.
Westlake, Ohio
December 5, 2005